Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On February 13, 2026, JFB Construction Holdings, a Nevada corporation, or JFB, Xtend Reality Expansion Ltd., a company organized under the laws of the State of Israel, or Xtend, Xtend AI Robotics, Inc., a Delaware corporation, or New PubCo, and XT Merger Sub 2, Inc., a Nevada corporation and a direct, wholly owned subsidiary of New PubCo, or Merger Sub II, entered into an agreement and plan of merger, which, as the same may be and was amended from time to time, we refer to as the “Merger Agreement.” On September 3, 2026, subject to the terms and conditions set forth in the Merger Agreement, (i) XOS Robotics Ltd, an Israeli shell company formed by New PubCo under the laws of the State of Israel as a direct, wholly-owned subsidiary of New PubCo, or Merger Sub I, merged with and into Xtend, or the Xtend Merger, with Xtend surviving as a direct, wholly-owned subsidiary of New PubCo and (ii) immediately after the Xtend Merger, Merger Sub II merged with and into JFB, or the Redomestication, and together with the Xtend Merger, the Mergers, with JFB surviving as a direct, wholly-owned subsidiary of New PubCo. Xtend and JFB are owned and managed by New PubCo.

The registration statement on Form S-4 was declared effective on August 11, 2026.

On July 16, 2026, Xtend, JFB, Merger Sub II and New PubCo entered into a second amendment to the Merger Agreement, which amended, among other things, the amount of cash JFB was required to have available at the closing of the Mergers, or the Second Merger Agreement Amendment. On the same date, Xtend, JFB and an existing shareholder of JFB entered into an amended and restated support agreement which, among other things, modified the terms of the warrants held by the shareholder and committed the shareholder to exercise certain of its warrants upon the closing of the Mergers, or the Amended and Restated Support Agreement. On September 3, 2026, under the terms of the Merger Agreement, as amended, and the Amended and Restated Support Agreement, (i) each outstanding share of JFB Class A common stock and JFB Class B common stock issued and outstanding immediately prior to the effective time of the Redomestication, except for any cancelled JFB shares, converted automatically, in each case, into the right to receive one share of New PubCo common stock; (ii) each share of JFB Series C preferred stock outstanding immediately prior to the Redomestication converted into 3.676 shares of JFB Class A common stock, each of which then converted into the right to receive an equal number of shares of New PubCo common stock, (iii) JFB common stock purchase warrants to purchase (x) 3,328,407 shares of JFB Class A common stock at a purchase price of $2.875 per share and (y) 16,137,866 shares of JFB Class A common stock at a purchase price of $3.125 per share were cash exercised immediately prior to the Redomestication with each of the underlying shares of JFB Class A common stock converting into one share of New PubCo common stock and (iv) the remaining JFB common stock purchase warrants to purchase shares of JFB Class A common stock were deemed cashless exercised at a value of $6.3391 per share immediately prior to the Redomestication resulting in the issuance of 6,999,928 shares of JFB Class A common stock converting into one share of New PubCo common stock. Holders of JFB Series C preferred stock and JFB common stock purchase warrants may not acquire more than 4.99% of the outstanding shares of New PubCo common stock. To the extent a holder of JFB Series C preferred stock or JFB common stock purchase warrants would have otherwise acquired a greater percentage of New PubCo common stock, such holder instead received pre-funded warrants exercisable for New PubCo common stock which are subject to a 4.99% beneficial ownership cap.

As a result of the Xtend Merger, each outstanding Xtend ordinary share (including the outstanding Xtend preferred shares, Xtend warrants and Xtend Simple Agreements for Future Equity, or SAFEs, which converted into Xtend ordinary shares immediately prior to the closing of the Xtend Merger) that were issued and outstanding immediately prior to the effective time of the Xtend Merger, but excluding any cancelled Xtend shares, converted automatically, in each case, into the right to receive 1.36324 shares of New PubCo common stock.

Upon consummation of the Mergers, shareholders of Xtend collectively beneficially owned approximately 87.41% of the voting power of New PubCo and 79.61% of the economic interests in New PubCo and stockholders of JFB are beneficially owned approximately 12.59% of the voting power of New PubCo and 20.39% of the economic interests in New PubCo, in each case, on a fully diluted basis, excluding amounts reserved under the New PubCo equity incentive plan.

The Mergers closed on September 3, 2026.

Following the closing of the Mergers, New PubCo will issue additional shares of New PubCo common stock, or the Earnout, to the holders of Xtend ordinary shares or Xtend options, or the Closing Xtend Equityholders, on a pro rata basis as follows: (i) if Xtend and its subsidiaries achieve revenues of at least $75,000,000 for the fiscal year ending December 31, 2026, the Closing Xtend Equityholders will receive their pro rata share of 10,000,000 shares of New PubCo common stock; and (ii) if Xtend and its subsidiaries achieve revenues of at least $150,000,000 for the fiscal year ending December 31, 2027, the Closing Xtend Equityholders will receive their pro rata share of 10,000,000 shares of New PubCo common stock. For purposes of this Unaudited Pro Forma Condensed Combined Financial Information, the impact of the Earnout is reflected in shareholders’ equity (deficit) in the unaudited pro forma condensed combined balance sheet.

The Mergers were accounted for as a business combination in accordance with U.S. GAAP (pursuant to Accounting Standards Codification Topic 805, Business Combinations, or ASC 805), with Xtend treated as the “acquirer” and JFB treated as the “acquired” company for financial reporting purposes. Upon consummation of the Mergers, shareholders of Xtend control New PubCo as they beneficially own 87.41% of the voting power of New PubCo and 79.61% of the economic interests in New PubCo. As a result, Xtend is deemed the acquirer, as it is the business contributed by and still controlled by Xtend shareholders. The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting.

Under the acquisition method of accounting, the purchase price is allocated to the identifiable tangible and intangible assets acquired and liabilities assumed of JFB based on their respective estimated fair values with any excess purchase price allocated to goodwill. Significant estimates and assumptions were used in determining the preliminary purchase price and the preliminary purchase price allocation reflected in the unaudited pro forma condensed combined financial statements. The process of valuing the net assets of JFB immediately prior to the Mergers for purposes of presentation within this unaudited pro forma condensed combined financial information is preliminary. As the unaudited pro forma condensed combined financial statements have been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial statements give effect to the Mergers and other events contemplated by the Merger Agreement as below:

•

The unaudited pro forma condensed combined balance sheet as of June 30, 2026 combines the historical balance sheets of Xtend and JFB on a pro forma basis assuming the Mergers and related transactions had been consummated on June 30, 2026.

•

The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2026 and for the year ended December 31, 2025 combines the historical statements of income of Xtend and JFB, and historical statement of income for the period ended November 13, 2025 of Atlas Aerospace SIA on a pro forma basis assuming the Mergers and related transactions had been consummated on January 1, 2025 (i.e., the beginning of the earliest period presented).

The unaudited pro forma condensed combined financial statements have been prepared using the unaudited interim financial statements of Xtend as of and for the six months ended June 30, 2026, and the audited financial statements of Xtend as of December 31, 2025 and based on unaudited interim financial statement of Atlas Aerospace SIA for the nine month period ended September 30, 2025 and from JFB’s unaudited interim financial statements as of and for the six months ended June 30, 2026, and the consolidated audited financial statements as of December 31, 2025 included in JFB’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, or SEC, on August 13, 2026, and the Annual Report on Form 10-K for the year ended December 31, 2025, as amended, filed with the SEC on July 2, 2026.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”, or Article 11 of Regulation S-X. Article 11 of Regulation S-X provides requirements to depict the accounting for the merger, or Merger Accounting Adjustments, and other transaction effects that have occurred or are reasonably expected to occur, or Management’s Adjustments. New PubCo has elected not to present Management’s Adjustments in the unaudited pro forma condensed combined financial statements. Based on management’s assessment, no autonomous entity adjustments were required for the purposes of preparing the unaudited pro forma condensed combined financial information. The results set forth in the unaudited pro forma condensed combined financial information include adjustments that give effect to events that are directly attributable to the Mergers.

The unaudited pro forma condensed combined financial statements should be read in conjunction with Xtend’s and JFB’s historical financial statements described above, and the accompanying notes to the unaudited pro forma condensed combined financial statements, which describe the assumptions and estimates underlying the adjustments set forth therein. The pro forma adjustments, which management believes are reasonable under the circumstances, are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial information. Accordingly, the actual financial condition or performance of New PubCo following completion of the Mergers in subsequent periods may differ materially from that which is reflected in the unaudited pro forma condensed combined financial statements. Transactions in subsequent periods may differ materially from that which is reflected in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial information presented is for informational purposes only and is not necessarily indicative of the financial position or results of earnings that would have been realized if the Mergers had been completed on the dates set forth above, nor is it indicative of future results or financial position. The unaudited pro forma condensed combined financial statements do not include the realization of any cost savings from operating efficiencies, synergies or other activities, or the recognition of any cost increases or dis-synergies that might result from the Mergers.

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET AS OF JUNE 30, 2026

	JFB 6/30/2026 (USDk)	Xtend 6/30/2026 (USDk)	Adjusting journal entries	Consolidated 06/30/2026 (USDk)	Note
Cash and cash equivalents	4,971	34,808	—	39,779
PIPE cash	—	—	60,000	60,000	5A
Restricted cash	3,000	—	—	3,000
Restricted cash deposits		680		680
Trade receivables	7,537	13,846	—	21,383
Contract assets	4,395	404	—	4,799
Other receivables and prepaid expenses	193	7,663	—	7,856
Inventory	—	9,795	—	9,795
Total current assets	20,096	67,196	60,000	147,292
Property and equipment, net	1,129	1,750	—	2,879
ROU assets	1,861	3,024	—	4,885
Intangible assets	—	8,595	1,012	9,607	5B
Prepaid Acquisition Cost	30,223	—	(30,223)	—	5C
Goodwill	—	12,965	102,745	115,710	5D
Other assets / investments	1,000	256		1,256
Total non-current assets	34,213	26,590	73,534	134,337
Total assets	54,309	93,786	133,534	281,629
Trade payables	2,746	2,302	—	5,048
Accrued liabilities and other payables	312	9,029	15,520	24,861	5E
Short-term lease liabilities	1,897	1,485	—	3,382
Deferred revenues	1,590	4,940	—	6,530
Total current liabilities	6,545	17,756	15,520	39,821
Long-term lease liabilities	—	1,616	—	1,616
Deferred Tax liability	—	1,464		1,464
Warrants liability	—	1,510	(1,510)	—	5F
SAFE Liability	—	35,027	(35,027)	—	5G
Total non-current liabilities	—	39,617	(36,537)	3,080
Total liabilities	6,545	57,373	(21,017)	42,901
Convertible Preferred Shares	—	—	—	—
Preferred shares	—	137,762	(137,762)	—
Total Convertible Preferred Shares	—	137,762	(137,762)	—
Common stock / ordinary shares	2	53	(27)	28	5H
Additional paid-in capital	54,394	7,334	301,229	362,957	5I
Accumulated deficit	(6,632)	(108,478)	(8,889)	(123,999)	5J
Accumulated OCI	—	(258)	—	(258)
Equity	47,764	(101,349)	292,313	238,728
Total liabilities and equity	54,309	93,786	133,534	281,629

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

FOR THE SIX MONTHS ENDED JUNE 30, 2026

	JFB (USDk)	Xtend (USDk)	Adjusting journal entries	Consolidated (USDk)	Note
Revenues	21,755	10,578		32,333
Cost of revenues	19,127	9,662	337	29,126	6A
Gross profit	2,628	916	(337)	3,207
Research and development	—	8,798		8,798
Sales and marketing	3,223	6,688	—	9,911
General and administrative	6,917	11,466	580	18,963	6B
				—
			—	—
Total operating expenses	10,140	26,952	580	37,672
Operating loss	(7,512)	(26,036)	(917)	(34,465)
Net financial income (expense)	248	6,613		6,861
Pre-tax loss	(7,264)	(19,423)	(917)	(27,604)
Income tax benefit	—	59		59
Net loss	(7,264)	(19,364)	(917)	(27,545)
Number of shares
Earnings Per Share
Weighted Average number of shares, basic and diluted	15,563,966	17,148,002	244,730,632	277,442,600	6C
Net loss per share attributable to ordinary shareholders, basic and diluted	(0.47)	(1.16)		(0.10)

UNAUDITED PRO FORMA CONDENSED COMBINED

INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 2025

	JFB FY25 (USDk)	Xtend FY25 (USDk)	Atlas* FY25 (USDk)	Adjusting journal entries	Consolidated FY25 (USDk)	Note
Revenues	30,541	19,714	857	—	51,112
Cost of revenues	27,391	15,828	1,919	733	45,871	7A
Gross profit	3,150	3,886	(1,062)	(733)	5,241
Research and development	—	10,097	955	—	11,052
Sales and marketing	1,011	9,279	587	—	10,877
General and administrative	7,794	5,842	1,893	16,670	32,199	7B
Total operating expenses	8,805	25,218	3,435	16,670	54,178
Operating loss	(5,655)	(21,332)	(4,497)	(17,403)	(48,887)
Net financial income (expense)	382	(5,362)	(2,375)	—	(7,355)
Pre-tax loss	(5,273)	(26,694)	(6,872)	(17,403)	(56,242)
Income tax expense (benefit)	—	134	(159)		(25)
Net loss	(5,273)	(26,828)	(6,713)	(17,403)	(55,217)
Earnings Per Share
Weighted average number of shares, basic and diluted	16,968,640	12,899,982		247,573,978	277,442,600	7C
Net loss per share attributable to ordinary shareholders, basic and diluted	(0.31)	(2.16)			(0.20)

*	Atlas Aerospace SIA include historical results representing amounts from January 1, 2025 to November 13, 2025, the date of the acquisition.

Note 1. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information and related notes were prepared in accordance with Article 11 of Regulation S-X.

Certain reclassifications were made to align Xtend’s and JFB’s financial statement presentation. The accounting policies of both Xtend and JFB are in the process of being reviewed in detail. Upon completion of such review, additional conforming adjustments or financial statement reclassification may be necessary.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with Xtend as the accounting acquirer. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their fair values as of the closing date, while transaction costs associated with the business combination are expensed as incurred. The excess of purchase consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the aggregate purchase consideration depends upon certain estimates and assumptions, all of which are preliminary. As of the date of this registration statement, Xtend has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of JFB assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and certain financial assets and financial liabilities. Accordingly, apart from the aforementioned, certain JFB assets and liabilities are presented at their respective carrying amounts and should therefore be treated as preliminary. A final determination of the fair value of JFB’s assets and liabilities will be based on JFB’s actual assets and liabilities as of the Closing Date of the mergers and, therefore, cannot be made prior to the consummation of the mergers. The allocation of the aggregate purchase consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. The final determination of fair values of assets acquired and liabilities assumed relating to the mergers could differ materially from the preliminary allocation of aggregate purchase consideration. The final valuation will be based on the actual net tangible and intangible assets of JFB existing at the Closing Date of the mergers.

The unaudited pro forma condensed combined income statements for the six months ended June 30, 2026, and for the year ended December 31, 2025 combine the historical consolidated income statements of Xtend and JFB, giving effect to the mergers as if they had been completed on January 1, 2025. The accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2026 combines the historical consolidated balance sheets of Xtend and JFB, giving effect to the mergers as if they had been completed on June 30, 2026.

The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the mergers or any acquisition and integration costs that may be incurred. The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that Xtend believes are reasonable under the circumstances.

Note 2. Reclassification Adjustments

During the preparation of the unaudited pro forma condensed combined financial information, Xtend management performed a preliminary analysis of JFB’s financial information to identify differences in accounting policies and differences in balance sheet and income statement presentation as compared to the presentation of Xtend. At the time of preparing the unaudited pro forma condensed combined financial information, Xtend had not identified all adjustments necessary to conform JFB’s accounting policies to Xtend’s accounting policies. Xtend had also not identified all adjustments necessary to conform JFB’s financial statement presentation classification and Xtend’s financial statement presentation classification.

Certain changes to financial statement presentation have been made to conform Xtend’s and JFB’s historical financial statement presentation. Following the completion of the mergers, or as more information becomes available, Xtend will finalize the review of accounting policies and reclassifications, which could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.

Additionally, certain financial statement captions have been combined for purposes of presenting in condensed form in accordance with Article 11 of Regulation S-X.

Note 3. Estimated purchase price

The estimated preliminary purchase price, which represents the consideration transferred to JFB’s security holders in this business combination is calculated based on the New PubCo common stock that JFB stockholders will own as of the Closing Date of the mergers. The accompanying unaudited pro forma condensed combined financial information reflects an estimated purchase price of approximately 181,298 thousand, which consists of the following (in thousands except for number of shares and per share amounts):

USD thousands	100%
Shares consideration	99,141
Warrants value	68,802
C shares	43,578
Settlement of pre-existing relationship(*)	(30,223)
Total consideration	181,298

(*)	The pre-existing relationship included the settlement of the SAFE liability issued by Xtend to JFB prior to the business combination.

The preliminary value of the consideration does not purport to represent the actual value of the total consideration that will be received by the JFB shareholders when the mergers are completed. The market price of JFB on September 1, 2026 was used to estimate the consideration. Such amount represents management’s most current estimate of the purchase consideration for purposes of the unaudited pro forma condensed combined financial information. Because the market price of JFB common stock may fluctuate prior to Closing, the actual purchase consideration and in turn, goodwill may differ materially from the amounts reflected in the pro forma financial information.

Note 4. Preliminary Purchase Price Allocation

The allocation of the preliminary estimated purchase price with respect to the mergers is based upon management’s estimates of and assumptions related to the fair values of assets to be acquired and liabilities to be assumed as of June 30, 2026, using currently available information. Due to the fact that the unaudited pro forma condensed combined financial statements have been prepared based on these preliminary estimates, the estimated fair value of the purchase consideration and the final purchase price allocation and the resulting effect on New PubCo’s financial position and results of operations may differ materially from the pro forma amounts included herein.

USD thousands	100%
Shares consideration	99,141
Warrants value	68,802
C shares	43,578
Settlement of pre-existing relationship(*)	(30,223)
Total Consideration	181,298
Net book value	17,541
Excess to allocation	163,757
Paid in cash	60,000
Backlog	1,012
Goodwill (P.N.)	102,745

(*)	The pre-existing relationship included the settlement of the SAFE liability issued by Xtend to JFB prior to the business combination.

Note 5. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The following pro forma adjustments have been reflected in the Pro Forma Adjustments column in the accompanying unaudited pro forma condensed combined balance sheet. All adjustments are based on preliminary assumptions and valuations, which are subject to change once further analyses are performed.

A.

Under the modified terms of the Merger Agreement, JFB was required to deliver at least $60.0 million in cash at the closing date. As of the June 30, 2026, JFB’s cash balance amounted to $5.0 million. In addition, pursuant to the amended and restated support agreement between Xtend and American Ventures LLC, Series XIV JFB (“American Ventures”), at least ten business days prior to the closing, American Ventures was required to deliver to JFB (a) a duly executed copy of a notice of exercise warrants to purchase (i) 3,328,407 JFB Shares at a purchase price of $2.875 per share and (ii) 16,137,866 JFB Shares at a purchase price of $3.125 per share (collectively, the “Exercised JFB Warrants”) and (b) the aggregate exercise price for the JFB Shares underlying such Exercised Pubco Warrants. The remaining JFB common stock purchase warrants to purchase shares of JFB Class A common stock were required to be cashless exercised at a value of $6.3391 per share immediately prior to the redomestication resulting in the issuance of 6,999,928 shares of JFB Class A common stock converting into one share of New PubCo common stock. Accordingly, the pro forma adjustments reflect an additional cash contribution of $60.0 million to be funded by American Ventures, which would allow JFB to satisfy the minimum cash condition as required in the merger agreement.

B.

Reflects the adjustment of intangible assets acquired by Xtend to their estimated fair values. As part of the preliminary valuation analysis, Xtend identified backlog intangible asset. The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows. Since all information required to perform a detailed valuation analysis of JFB’s intangible assets could not be obtained as of the date of this filing, for purposes of these unaudited pro forma condensed combined financial statements, Xtend used certain assumptions based on publicly available data. The following table summarizes the estimated fair values of JFB’s identifiable intangible assets and their estimated useful lives and uses an accelerated method of amortization.

USD thousands	100%
Backlog	1,012

C.	Represents adjustment of JFB’s SAFE in Xtend which will be converted into shares of New PubCo common stock at the Closing.

D.

For pro forma purposes, it has been assumed that the mergers were completed on June 30, 2026. Accordingly, solely for pro forma presentation, the goodwill as reflected in the Purchase Price Allocation (PPA) performed on JFB was used. Estimated goodwill associated with the mergers is USD 102,745

E.

Represents adjustments to the combined company’s accrued liabilities balance for (i) bonuses of $3.7 million payable upon closing of the mergers, (ii) transaction costs of $11.8 million payable in connection with completing the mergers.

F.	Represents the assumed exercise of Xtend’s warrants into shares at the closing of the mergers.

G.	Represents the conversion of the SAFE amount into shares of New PubCo common stock on the closing date.

H.

The adjustment reflects the number of shares of the combined company at the Closing Date of the mergers in accordance with the terms of the merger agreement and also includes the conversion of the preferred shares of both companies into ordinary shares of the combined company. The par value is USD 0.0001 per share.

I.	The additional paid in capital was calculated as follow:

Item	Value
Preferred Share Conversion	137,762
SAFE conversion	35,027
Warrants Exercise	1,510
Equity consideration transferred	181,298
Common shares par value adjustment	27
Less
JFB Additional paid in Capital	(54,394)
Total	301,229

J.	Represents the elimination of the historical JFB’s retained earnings and adjustments of $15,520 transaction costs.

Note 6. Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Income for the six months ended June 30, 2026

The following pro forma adjustments have been included in the Pro Forma Adjustments column to give effect as if the mergers had been completed on January 1, 2025 in the accompanying unaudited pro forma condensed combined statements of income for the six months ended June 30, 2026.

All adjustments are based on preliminary assumptions and valuations, which are subject to change once further analyses are performed and as additional information becomes available.

A.

Reflects the amortization of the backlog on the accelerated method. Accordingly, assuming a backlog value of USD 1,012 thousand, the resulting six months amortization amounts to approximately USD 337 thousand.

B.	Represents the new compensation arrangements executed with several employees in connection with the business combination.

C.

As the business combination is being reflected as it was consummated on January 1, 2025, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares outstanding as of June 30, 2026 and issuable with respect to the business combination, have been outstanding for the entirety of the period presented.

Pro-Forma weighted-average shares	June 30, 2026
Historical Xtend Reality Expansion LTD weighted average shares outstanding, basic	17,645,106
Conversion adjustment of Xtend ordinary shares outstanding	6,328,962
Conversion of preferred shares, warrants and SAFE’s	196,725,338
Shares of New PubCo common stock to be issued to holders of JFB securities	56,743,194
Pro forma weighted average shares, basic and diluted	277,442,600

Note 7. Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Income for the year ended December 31, 2025

The following pro forma adjustments have been included in the Pro Forma Adjustments column to give effect as if the mergers had been completed on January 1, 2025 in the accompanying unaudited pro forma condensed combined statements of income for the year ended December 31, 2025. All adjustments are based on preliminary assumptions and valuations, which are subject to change once further analyses are performed and as additional information becomes available.

A.	Reflects the amortization of the backlog on the accelerated method. Accordingly, assuming a backlog value of USD 1,100 thousand, the resulting amortization amounts to approximately USD 733 thousand.

B.

Represents the accrual of additional transaction costs of approximately $15.5 million incurred subsequent to June 30, 2026, out of which bonus of $3.7 million upon closing of the mergers, and transaction costs of

$11.8 million in connection with completing the mergers which primarily consist of fees for investment banking, legal and accounting services. In addition, new compensation arrangements executed with several employees in connection with the business combination of $1.1 million.

C.

As the business combination is being reflected as it was consummated on January 1, 2025, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares outstanding as of June 30, 2026 and issuable with respect to the business combination, have been outstanding for the entirety of the period presented.

Pro-Forma weighted-average shares	December 31, 2025
Historical Xtend Reality Expansion LTD weighted average shares outstanding, basic and diluted	17,645,106
Conversion adjustment of Xtend ordinary shares outstanding	6,328,962
Conversion of preferred shares, warrants and SAFE’s	196,725,338
Shares of New PubCo common stock to be issued to holders of JFB securities	56,743,194
Pro forma weighted average shares, basic and diluted	277,442,600